FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                          FILE NUMBER 333-61413



        SEVENTH PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 24, 1998

                                4,185,124 SHARES

                                   LYCOS, INC.

                                  COMMON STOCK



This Seventh Prospectus Supplement (the "Seventh Prospectus Supplement") supplements the Prospectus dated August 24, 1998 (the "Prospectus"), the
Prospectus Supplement dated September 15, 1998 (the "First Prospectus Supplement"), the Second Prospectus Supplement dated October 28, 1998 (the "Second Prospectus Supplement"), the Third Prospectus Supplement dated November 12, 1998 (the "Third Prospectus Supplement"), the Fourth Prospectus Supplement dated November 18, 1998 (the "Fourth Prospectus Supplement"), the Fifth
Prospectus Supplement dated November 19, 1998 (the "Fifth Prospectus Supplement") and the Sixth Prospectus Supplement dated December 1, 1998 (the "Sixth Prospectus Supplement") of Lycos, Inc. ("Lycos" or the "Company") relating to the public offering, which is not being underwritten, and sale of up to 4,185,124 shares of Common Stock, par value $0.01 per share (the "Shares") of the Company, which may be offered and sold from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. The Shares were originally issued or reserved for issuance by the Company in connection with the Company's acquisition of WhoWhere? Inc., a California corporation, by and through a merger of a wholly-owned subsidiary of Lycos, What Acquisition Corp., with and into WhoWhere? Inc. (the "Acquisition"). The "Selling Stockholders" Section of the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement and the Sixth Prospectus Supplement are hereby supplemented to reflect the gifts made by (i) Cypress VI Partners to Lenny and Robins personal Family Trust II in the amount of 2,000 Shares and (ii) Thomas Yuen to the Hong Kong Schools Alumni Federation Scholarship Foundation in the amount of 1,550 shares and after the date of the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement and the Sixth Prospectus Supplement.
This Seventh Prospectus Supplement should be read in conjunction with the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement and the Sixth Prospectus Supplement, and is qualified by reference to the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement and the Sixth Prospectus

Supplement, except to the extent that the information herein contained supersedes the information contained in the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement and the Sixth Prospectus Supplement. Capitalized terms used in this Seventh Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

       THE DATE OF THIS SEVENTH PROSPECTUS SUPPLEMENT IS DECEMBER 2, 1998

                              SELLING STOCKHOLDERS

         On November 16, 1998, two thousand (2,000) of the Shares beneficially owned by Cypress VI Partners reflected in the Prospectus and the First Prospectus Supplement were gifted to Lenny and Robins personal Family Trust II. On November 18, 1998, one thousand five hundred fifty (1,550) of the Shares beneficially owned by Thomas Yuen reflected in the Prospectus and the First Prospectus Supplement were gifted to the Hong Kong Schools Alumni Federation Scholarship Foundation. The table of Selling Stockholders in the Prospectus and the First Prospectus Supplement are hereby amended to reflect such gifts and supplemented to specifically include Shares received in such gifts.